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                                                                    Exhibit 99.1

                 TERAYON ANNOUNCES PROGRESS ON OPERATING EXPENSE
                               REDUCTION MEASURES

Santa Clara, California -- August 14, 2002 -- Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading supplier of broadband solutions, today announced that in response to the continuing downturn in the telecommunications industry and as previously discussed in its second quarter earnings announcement, Terayon is moving forward with certain cost cutting measures towards the goal of reducing Terayon's quarterly operating expenses, excluding Imedia Semiconductor(TM), to under $20 million in the first quarter of 2003. This reduction in expenses reflects the realignment of Terayon's resources and product development and sales and marketing efforts to market opportunities. As part of this realignment, Terayon has reduced its global work force by approximately 165 employees or 25%.

        In association with this reduction in force, Terayon intends to take a one-time charge in the range of $2.5 million to $3.5 million during this quarter.

        "This reduction in force, while difficult under any circumstances, is necessary given the current market conditions," said Dr. Zaki Rakib, Terayon's CEO. "By focusing on providing our customers timely deliverables based on their priorities, we believe that our expense reduction measures will not undermine the commitments that we have made to them."

About Terayon

        Terayon Communication Systems provides innovative broadband systems and solutions for the delivery of advanced, carrier-class voice, data and video services that are deployed by the world's leading cable television operators and telecommunication carriers. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the NASDAQ under the symbol TERN. Terayon can be found on the web at www.terayon.com.

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"Safe Harbor" Statements under the Private Securities Litigation Reform Act of
1995: Except for the historical information contained herein, this news release contains forward-looking statements, estimates, and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon's ability to develop and bring to market new products, the acceptance of Terayon's new products in the market, Terayon's ability to gain new business, the expansion of operations by Terayon's customers, the deployment of Terayon's products in


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specific markets and Terayon's ability to lower and align its operating expenses with market conditions, as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission.

Note: Terayon, the Terayon logo, TeraPro, TeraLink, and TeraComm are registered trademarks of Terayon Communication Systems, Inc. TeraView and CherryPicker are trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.